STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT, dated as of November 30, 1998 (the "Agreement"), is between INDIVIDUAL INVESTOR GROUP, INC., a Delaware corporation with its principal place of business at 1633 Broadway, 38th Floor, New York, New York 10019 (the "Company"), and GREAT AMERICAN INSURANCE COMPANY, an Ohio corporation, having its principal place of business at 580 Walnut Street, Cincinnati, Ohio 45202 (the "Buyer").

     1. SALE AND ISSUANCE OF PREFERRED STOCK.

          1.1 The Company shall adopt and file with the Secretary of State of Delaware on or before the Closing (as defined below) a Certificate of Designations, Preferences, and Other Rights and Qualifications of Series A Preferred Stock in the form attached hereto as Exhibit A (the "Certificate"). The Series A Preferred Stock will have the rights, preferences, privileges and restrictions set forth in the Certificate.

          1.2 Subject to the terms and conditions of this Agreement, at the Closing Buyer agrees to purchase from the Company, and the Company agrees to sell, issue and deliver to Purchaser, Five Thousand (5,000) shares (the "Shares") of the Company's Series A Preferred Stock, $200.00 stated value per share (the "Preferred Stock"), for a total purchase price of One Million Dollars ($1,000,000) or Two Hundred Dollars ($200.00) per share of Preferred Stock.

     2. CLOSING. The closing of the transaction contemplated by this Agreement (the "Closing") will occur within three (3) business days after the filing of the Certificate with the Delaware Secretary of State, at the offices of the Company, or at such other time, date, or place as shall be mutually agreed upon by the parties hereto in writing (the "Closing Date").

     3. CLOSING ITEMS.

          3.1 At the Closing, the Company shall deliver, or cause to be delivered, the following items:

               3.1.1 certificate(s) in Buyer's name representing the Five Thousand (5,000) shares of Preferred Stock that Buyer is purchasing;

               3.1.2 the Certificate, certified by the Delaware Secretary of State;

               3.1.3 resolutions of the board of directors of the Company authorizing the execution, delivery and consummation of this Agreement, the filing of the Certificate, the issuance of the shares of Preferred Stock and the other matters contemplated hereby, certified as to their due adoption and continued validity by the Secretary of the Company;

               3.1.4 opinion of Graubard Mollen & Miller, counsel to the Company, in the form attached hereto as Exhibit 3.1.4; and

               3.1.5 such other certificates and documentation as may be reasonably requested by Buyer.

     3.2 At the Closing, Purchaser shall deliver, or cause to be delivered, One Million Dollars ($1,000,000) in immediately available funds.

     4. FURTHER ASSURANCES. Each party shall execute such additional documents and take such other actions as the other party or parties may reasonably request to consummate the transactions contemplated hereby and otherwise as may be necessary to effectively carry out the terms and provisions of this Agreement.

     5. REPRESENTATIONS AND COVENANTS OF THE COMPANY. The Company hereby represents and warrants to and covenants with Buyer as follows:

          5.1 Organization. The Company is duly organized, validly existing and in good standing in the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted and to execute, deliver and perform this Agreement. The Company is duly licensed, authorized and qualified to do business and is in good standing in all jurisdictions (domestic or foreign) in which the conduct of its business or the ownership or leasing of its properties requires it to be so licensed, authorized or qualified, except where its failure to be so licensed, authorized or qualified would not have a material adverse effect, singularly or in the aggregate, on the condition (financial or otherwise) of the properties, business, operations or prospects of the Company.

          5.2 Authority; Execution and Delivery, Etc. The execution, delivery, and performance of this Agreement has been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company or its stockholders are required. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights in general or general principles of equity. The Certificate has been duly authorized and upon filing of the Certificate with the Secretary of State of the State of Delaware, the Preferred Stock will be duly authorized.

          5.3 Financial Condition. The consolidated financial statements of the Company included in the Disclosure Documents (as described in Section 5.11) fairly present on a consolidated basis the financial position, the results of operations, the changes in financial position and the changes in stockholders' equity and the other information purported to be shown therein of the Company and its consolidated subsidiaries at the respective dates and for the respective periods to which they apply and such financial statements have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods involved, and all adjustments necessary for a fair presentation of the results for such periods have been made. The capitalization of the Company as of September 30, 1998 is as set forth on Schedule 5.3.1.

          5.4 Validly Issued Shares. The Shares to be issued, sold and delivered in accordance with the terms of this Agreement for the consideration set out herein, will, upon issuance in accordance with the terms hereof, be duly and validly issued, fully paid and nonassessable, free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable federal and state securities laws. The issuance of the Shares to Buyer pursuant to this Agreement will comply with all applicable laws, including federal and state securities laws, and will not violate the preemptive rights of any person. The common stock issuable upon conversion of the Shares will be, upon issuance and delivery in accordance with the terms of the Certificate, duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable federal and state securities laws. The issuance of the common stock upon conversion of the Shares will comply with all applicable laws, including federal and state securities laws (assuming the accuracy of the representations set forth herein as of the date of issuance of such common stock), and will not violate the preemptive rights of any person.

          5.5 Consents. No consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required by or with respect to the Company in connection with the execution and delivery of this Agreement, or the consummation by the Company of the transactions contemplated hereby, which has not already been obtained, except for the filing of the Certificate with the Secretary of State of Delaware, any notices of sale required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") or Securities Exchange Act of 1934, as amended or with the Nasdaq Stock Market, or such post closing filings as may be required under applicable state securities laws which will be timely filed within the applicable periods therefor.

          5.6 Litigation. There is no action, suit, proceeding or investigation pending or to the Company's knowledge currently threatened against the Company, nor does the Company have any actual knowledge that there is any basis for the foregoing, except for those disclosed in the Disclosure Documents or in a separate writing to Buyer; those for which there has been no manifestation by a potential claimant of an awareness of a possible claim and for which the Company has not determined that it is probable that a claim will be asserted; and those which, if adversely determined, would not reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Company ("Material Adverse Effect"). The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened involving the prior employment or engagement of any of the Company's employees or consultant, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers or their current employers/clients (in the case of consultants), or their obligations under any agreements with such employers/clients. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

          5.7 Compliance with Other Instruments. The Company is not in violation or default in any material respect of any provision of its Amended Certificate of Incorporation or bylaws, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company; except where such violation or default would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties, except where such violation, default, event, suspension, revocation, impairment, forfeiture or nonrenewal would not reasonably be expected to have a Material Adverse Effect.

          5.8 Material Facts. The Company has provided Buyer with all the information reasonably available to it that Buyer has requested for deciding whether to purchase the Shares. The representations and warranties by the Company contained in this Agreement, when taken together with the Disclosure Documents and other written information furnished to Buyer in connection with this Agreement, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading, except, with respect to assumptions, projections and expressions of opinions or predictions contained in the documents or written materials furnished by the Company, Company represents only that such assumptions, projections and expressions of opinions and predictions were made in good faith and the Company believes that there is a reasonable basis therefor.

          5.9 Compliance with Laws. To the best knowledge of the Company, the Company is in compliance in all material respects with all applicable statutes, laws, ordinances, rules, regulations and orders of any governmental entity, except where non-compliance would not reasonably be expected to have a Material Adverse Effect, and the Company has not received any notice or other communication whether oral or written from any governmental entity, arbitrator or any other person regarding any such violation or failure.

          5.10 Subsequent Events. Subsequent to the respective dates as of which information is given in the Disclosure Documents, except as described therein, there has not been any material adverse change in the condition (financial or otherwise), earnings, businesses, properties or prospects of the Company and its subsidiaries, whether or not arising from transactions in the ordinary course of business, the Company and its subsidiaries have not sustained any material loss or interference with their businesses or properties from fire, explosion, earthquake, flood or other calamity, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree, and since the date of the latest balance sheet included in the Disclosure Documents, neither the Company nor any of its subsidiaries has incurred or undertaken any liability or obligation, indirect or contingent, except for liabilities or obligations incurred or undertaken in the ordinary course of business and except for any such liabilities or obligations as are reflected in the Disclosure Documents.

          5.11 Disclosure. The Company has provided to Buyer true, correct and complete copies of its Annual Report on Form 10-KSB for the fiscal year ended December 31 1997; its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and its Notice of Annual Meeting of Stockholders and Proxy Statement relating to its annual meeting of stockholders held on June 17, 1998 (collectively, the "Disclosure Documents").

          5.12 Observer Rights. For so long as Buyer owns at least seventy-five percent (75%) of the Shares being purchased hereunder (adjusted for any stock dividends, consolidations or splits with respect to such shares), the Company shall invite a representative of Buyer to attend all meetings of its board of directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative or if such Buyer or its representative is a direct competitor of the Company.

     6. REPRESENTATIONS OF BUYER. Buyer hereby represents and warrants to the Company as follows:

          6.1 Buyer is aware that its investment in the Company involves a substantial degree of risk, including, but not limited to the following:
     (i) if the Company fails to meet the maintenance criteria for continued inclusion on the Nasdaq National Market System ("NMS"), including but not limited to, the requirement that the Company maintain minimum net tangible assets of at least $4,000,000 and the requirement that the minimum bid price of the Common Stock is at least $1.00, it may be delisted from the NMS; (ii) the Company has had substantial operating losses for the fiscal year ended December 31, 1997 and for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and expects to continue to incur losses in the future; (iii) the Company will need additional financing in the future to fund operating losses and for capital investment in its current and proposed business operations; (iv) the Company's development of its internet products is not currently generating sufficient revenue to cover development and operating expenses, and may not be profitable in the future; (v) management and the existing principal stockholders of the Company beneficially own a substantial amount of the outstanding voting stock of the Company and accordingly are in a position to substantially influence the election of all directors of the Company and the vote on matters requiring stockholder approval; and (vi) the Company's success will to a significant extent rely upon the continued services and abilities of Jonathan Steinberg. Buyer acknowledges and is aware that there is no assurance as to the future performance of the Company.

          6.2 Buyer is purchasing the Shares, and upon conversion of the Preferred Stock will purchase the underlying common stock ("Underlying Common Stock"), for its own account for investment and not with a view to or in connection with a distribution of the Shares or the Underlying Common Stock, nor with any present intention of selling or otherwise disposing of all or any part of the Shares or the Underlying Common Stock, except as contemplated in Section 8 below. Subject to Section 8 below, Buyer agrees that it must bear the economic risk of its investment because, among other reasons, the Shares and the Underlying Common Stock have not been registered under the Securities Act, or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned, or otherwise disposed of unless and until they are registered under the Securities Act and under applicable securities laws of certain states, or an exemption from such registration is available.

          6.3 Buyer has the financial ability to bear the economic risk of its investment in the Company (including its complete loss), has adequate means for providing for its current needs and has no need for liquidity with respect to its investment in the Company.

          6.4 Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company and has obtained, in its judgment, sufficient information from the Company to evaluate the merits and risks of an investment in the Company. Buyer has had full opportunity to ask questions and receive satisfactory answers concerning all matters pertaining to its investment and all such questions have been answered to its full satisfaction. Buyer has been provided an opportunity to obtain any additional information concerning the Company and all other information to the extent the Company possesses such information or can acquire it without unreasonable effort or expense. Buyer has received no representation or warranty from the Company with respect to its investment in the Company, and Buyer has relied solely upon its own investigation in making a decision to invest in the Company.

          6.5 Buyer is an "accredited investor" as defined in Section 2(15) of the Securities Act and in Rule 501 promulgated thereunder.

          6.6 This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights in general or general principles of equity.

     7. RESTRICTIONS ON TRANSFER.

     7.1 Restrictions on Transfer. Buyer agrees that it will not sell, transfer, or otherwise dispose of any of the Shares or any of the Underlying Common Stock, except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act and the Company has received an opinion of counsel satisfactory to the Company that such exemption is available.

     7.2 Legend. Each certificate for the Shares and the Underlying Common Stock shall bear the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH EXEMPTION IS AVAILABLE."

     8. REGISTRATION RIGHTS.

          8.1 Piggyback Registration. From the date of this Agreement until the second anniversary of the issuance of the Shares to Buyer, if the Company proposes to file a registration statement under the Securities Act ("Registration Statement") with respect to an offering for its own account of any class of security (other than a registration statement on Form S-4 or S-8 or successor forms thereto or filed in connection with an exchange offer or business combination or an offering of securities solely to the Company's existing stockholders), then the Company shall in each case give written notice of such proposed filing to Buyer at least thirty (30) days before the anticipated filing date, and such notice shall offer Buyer the opportunity to register such number of shares of Underlying Common Stock (and none of the Shares) of the Company as Buyer may request. Upon the written request of Buyer made within twenty (20) days of receipt of such notice, the Company shall use its best efforts to register the Underlying Common Stock on the Registration Statement, provided however, that if, in the written opinion of the Company's managing underwriter or underwriters, if any, for such offering, the inclusion of the Underlying Common Stock, when added to the securities being registered by the Company or the selling stockholder(s), will exceed the maximum amount of the Company's securities which can be marketed (i) at a price reasonably related to their then current market value, or (ii) without materially and adversely affecting the entire offering, the Company shall nevertheless register all or any portion of the Underlying Common Stock required to be so registered but such Underlying Common Stock shall not be sold by Buyer until one hundred and eighty (180) days after the registration statement for such offering has become effective and provided further that, if any securities are registered for sale on behalf of other stockholders in such offering and such stockholders have not agreed to defer such sale until the expiration of such one hundred and eighty (180) day period, the number of securities to be sold by all stockholders in such public offering during such one hundred and eighty (180) period shall be apportioned pro rata among all such selling stockholders, including Buyer, according to the total amount of securities of the Company owned by said selling stockholders, including Buyer. Buyer agrees that the Company may withdraw the Registration Statement at any time before it is declared effective by the Securities and Exchange Commission.

          8.2 Expenses. All expenses in connection with registrations of the Underlying Common Stock shall be borne by the Company except for underwriting discounts and commissions, applicable transfer taxes and expenses of counsel to Buyer, which shall be borne by Buyer.

          8.3 Information Relating to Buyer. Buyer agrees that in connection with any Registration Statement which registers its Underlying Common Stock, that it will provide to the Company all information and execute and deliver all documents, agreements, certificates and other items at its expense, as the Company and/or its counsel reasonably request, and the failure to provide such information or items shall permit the Company to exclude the Underlying Common Stock from any Registration Statement, or not have declared effective any Registration Statement filed by the Company pursuant to Section 8.1.

          8.4 Indemnification.

               8.4.1 Subject to the conditions set forth below, the Company agrees to indemnify and hold harmless Buyer and its affiliates and each of their officers, directors, trustees, agents and employees and each person, if any, who controls Buyer ("Controlling Person") within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act against any and all loss, liability, claim, damage and expense whatsoever (including but not limited to any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) to which it may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended ("Exchange Act") or any other statute or at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement in which Buyer's securities shall be included or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon and in conformity with information furnished to the Company with respect to Buyer by Buyer or its agents, in writing, expressly for use in any such Registration Statement. The Company agrees promptly to notify Buyer of the commencement of any litigation or proceedings against the Company or any of its officers, directors or controlling persons in connection with the issue and sale of the Underlying Common Stock in connection with any such Registration Statement.

               8.4.2 If any action is brought against Buyer in respect of which indemnity may be sought against the Company pursuant to this Section 8.4, Buyer shall promptly notify the Company in writing of the institution of such action and the Company shall assume the defense of such action, including the employment and fees of counsel and payment of actual expenses. Buyer shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Buyer unless (i) the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action, or (ii) the Company shall not have employed counsel to have charge of the defense of such action, or (iii) Buyer shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of Buyer), in any of which events the reasonable fees and expenses of not more than one additional firm of attorneys selected by Buyer and/or controlling person shall be borne by the Company. Notwithstanding anything to the contrary contained herein, if Buyer shall assume the defense of such action as provided above, the Company shall have the right to approve the terms of any settlement of such action which approval shall not be unreasonably withheld.

               8.4.3 Buyer agrees to indemnify and hold harmless each of the Company, its directors, officers and employees and any underwriter (as defined in the Securities Act) and each Controlling Person of the Company, against any and all loss, liability, claim, damage and expense described in the foregoing indemnity from the Company to Buyer, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions directly relating to Buyer in any such registration statement furnished to the Company by Buyer or its agents, in writing, expressly for use in any such registration statement. In case any action shall be brought against the Company or any other person so indemnified based on any such registration statement, and in respect of which indemnity may be sought against Buyer, Buyer shall have the rights and duties given to the Company, and the Company and each other person so indemnified shall have the rights and duties given to Buyer by the provisions of paragraph 8.4.2 above.

     8.5 Contribution.

          (a) In order to provide for just and equitable contribution under the Securities Act in any case in which (i) any person entitled to indemnification under Section 8.4 makes claim for indemnification pursuant hereto but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that Section 8.4 provides for indemnification in such case, or (ii) contribution under the Securities Act, the Exchange Act, or otherwise may be required on the part of any such person in circumstances for which indemnification is provided under Section 8.4, then, and in each such case, the Company and Buyer shall contribute, in proportion to their relative fault, to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Company and Buyer, as incurred; provided, that, no person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          (b) Within fifteen days after receipt by any party to this Agreement (or its representative) of notice of the commencement of any action, suit or proceeding, such party will, if a claim for contribution in respect thereof is to be made against another party (the "contributing party"), notify the contributing party of the commencement thereof, but the omission to so notify the contributing party will not relieve it from any liability which it may have to any other party other than for contribution hereunder. In case any such action, suit or proceeding is brought against any party, and such party notifies a contributing party or its representative of the commencement thereof within the aforesaid fifteen days, the contributing party will be entitled to participate therein with the notifying party and any other contributing party similarly notified. Any such contributing party shall not be liable to any party seeking contribution on account of any settlement of any claim, action or proceeding effected by such party seeking contribution on account of any settlement of any claim, action or proceeding effected by such party seeking contribution without the written consent of such contributing party. The contribution provisions contained in this Section 8 are intended to supersede, to the extent permitted by law, any right to contribution under the Securities Act, the Exchange Act or otherwise available.

     9. MISCELLANEOUS.

          9.1 Expenses. Each party shall be liable for its own expenses in connection with the transactions contemplated by this Agreement.

          9.2 Successors and Assigns. All covenants and agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the Company and of Buyer, whether so expressed or not.

          9.3 Notices, Etc. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail first-class, postage prepaid:

         If to the Company:                       with a copy to:

         Individual Investor Group, Inc.          Graubard Mollen & Miller
         1633 Broadway, 38th Floor                600 Third Avenue
         New York, New York 10019                 New York, New York  10016
         Attention:  General Counsel              Attn:  Peter M. Ziemba, Esq.

         If to Buyer:                             with a copy to:

         Great American Insurance Company         American Financial Group, Inc.
         580 Walnut Street                        One East Fourth Street
         Cincinnati, Ohio  45202                  Cincinnati, Ohio  45202
         Attention:  Ronald C. Hayes, Esq.        Attn:  Karl J. Grafe, Esq.

     Any such notice, request, demand or other communication hereunder shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand or overnight courier, at the time of receipt thereof and (ii) if sent by registered or certified first-class mail, postage prepaid, five business days thereafter.

     Any party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

          9.4 Governing Law. This Agreement is being delivered and is intended to be performed in the State of New York and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of such State.

          9.5 Entire Agreement. This Agreement, together with any exhibits hereto (which exhibits are an integral part hereof), constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and proposals, written or oral, with respect to such subject matter. Each party represents that it is not relying on any representations, whether written or oral, not set forth in this Agreement, in determining to execute this Agreement.

          9.6 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement is sought.

          9.7 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable in any respect (an "Impaired Provision"), (a) such Impaired Provision shall be interpreted in such a manner as to preserve, to the maximum extent possible, the intent of the parties, (b) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and (c) such decision shall not affect the validity, legality or enforceability of such Impaired Provision under other circumstances. The parties agree to negotiate in good faith and agree upon a provision to substitute for the Impaired Provision in the circumstances in which the Impaired Provision is invalid, illegal or unenforceable.

          9.8 Negotiation. The parties acknowledge that they are entering into this Agreement after consulting with counsel and based upon equal bargaining power, with all parties participating in its preparation. The parties acknowledge and agree that the attorneys for each party have had an equal opportunity to participate in the negotiation and preparation of this Agreement. The terms of this Agreement shall not be interpreted in favor of or against any party on account of the draftsperson, but shall be interpreted solely for the purpose of fairly effectuating the intent of the parties hereto.

          9.9 Counterparts and Facsimile/Photocopy Signatures; Authority of Signatories. This Agreement may be executed in counterparts, and when each Party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all parties. A signature received via facsimile or photocopy shall be deemed an original for all purposes. Each party represents that the person signing this Agreement on the party's behalf has been duly authorized to execute this Agreement on behalf of such party, and all of the signatories hereto signing in a representative capacity warrant and represent that they have been duly authorized by and on behalf of their respective principals to execute this Agreement.

          9.10 Headings. The Article and Section headings used herein are for convenience only and do not define, limit or construe the content of such sections. All references in this Agreement to Article and Section numbers refer to Articles and Sections of this Agreement, unless otherwise indicated.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

                                      INDIVIDUAL INVESTOR GROUP, INC.



                                      By: /s/ Jonathan Steinberg
                                          Jonathan L. Steinberg
                                          Chief Executive Officer


                                      GREAT AMERICAN INSURANCE COMPANY



                                      By: /s/ Eve Cutler Rosen
                                          Eve Cutler Rosen
                                          Vice President and Assistant Secretary


                                                                       Exhibit A

                         INDIVIDUAL INVESTOR GROUP, INC.

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND OTHER RIGHTS AND QUALIFICATIONS OF
                            SERIES A PREFERRED STOCK
                       __________________________________

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law
                       __________________________________


     INDIVIDUAL INVESTOR GROUP, INC., a corporation organized and existing under the Business Corporation Law of the State of Delaware ("Corporation"),

     DOES HEREBY CERTIFY:

     FIRST: That, pursuant to authority conferred upon the Board of Directors of the Corporation ("Board") by the Certificate of Incorporation, as amended, of said Corporation, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board duly determined that ten thousand (10,000) shares of Preferred Stock, $0.01 par value per share, shall be designated
"Series A Preferred Stock," and to that end the Board adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Series A Preferred Stock, which resolution is as follows:

     RESOLVED, that the Board, pursuant to the authority vested in it by the provisions of the Certificate of Incorporation, as amended, of the Corporation, hereby creates a series of Preferred Stock of the corporation, par value $0.01 per share, to be designated as "Series A Preferred Stock" and to consist of an aggregate of ten thousand (10,000) shares. The Series A Preferred Stock shall have such designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions as follows:

          1. Designation and Amount. Ten thousand (10,000) shares of the Preferred Stock of the Corporation, par value $0.01 per share, shall constitute a class of Preferred Stock designated as "Series A Preferred Stock" ("Series A Preferred Stock"). The Series A Preferred Stock shall have a stated value of two hundred dollars ($200.00) per share ("Stated Value").

          2. Redemption Rights. The Series A Preferred Stock shall not be subject to any right of redemption by the Corporation or by the holder thereof.

          3. Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive out of any assets legally available therefore cumulative dividends at the per share rate of ten percent (10%) of the Stated Value (or twenty dollars ($20.00) per share) for each share of Series A Preferred Stock, per annum, payable annually on December 31, of each year, commencing December 31, 1999 (each a "Dividend Payment Date"), or, if earlier, upon conversion of the shares of Series A Preferred Stock. Dividends will accrue from the date of issue of the Series A Preferred Stock and thereafter from the most recent date on which a dividend has been paid with respect to such share, or if no dividends have been paid, from the date of issue, and dividends shall accrue from day to day whether or not declared, based on the actual number of days elapsed. If at any time accrued dividends on the Series A Preferred Stock are not paid or declared and set aside for payment with respect to all preceding periods, the amount of the deficiency will be paid or declared and set aside for payment, but without interest on such dividend amount, before any distribution by dividend or otherwise will be paid or set apart for any shares of Common Stock, $0.01 par value of the Corporation ("Common Stock").

          4. Rights on Liquidation, Dissolution or Winding Up, Etc. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, as a result of which the assets of the Corporation, whether from capital, surplus or earnings, shall be distributed to the stockholders of the Corporation (a "Liquidation"), the holders of the Series A Preferred Stock shall be entitled to receive, subject to the rights of any other class of stock which ranks senior to the Series A Preferred Stock as to the payment of dividends or distribution of assets on a Liquidation, but before any distribution is made on any class of stock ranking junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets, the sum of two hundred dollars ($200.00) per share, plus any arrearages in dividends thereon.

          5. Voting Rights. The holders of Series A Preferred Stock shall not be entitled to vote on any matter, except as may be required by law.

          6. Conversion of Series A Preferred Stock.

               (a) Right to Convert. The holders of Series A Preferred Stock shall have the right, at such holders' option, at any time or from time to time, to convert all or any part of such shares into shares of Common Stock at any time on and subject to terms and conditions set forth in this Paragraph 6.

               (b) Initial Conversion Price; No Fractional Shares. The shares of Series A Preferred Stock shall be convertible at the office of the transfer agent for the Series A Preferred Stock (the "Transfer Agent"), and at such other place or places, if any, as the Board of Directors of the Corporation may designate, into fully paid and non-assessable shares (calculated as to each conversion to the nearest one-hundredth (1/100) of a share) of Common Stock. The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock shall be equal to two hundred dollars ($200.00) divided by the conversion price in effect at the time of conversion determined as hereinafter provided (the "Conversion Price"). The Conversion Price shall be initially two dollars and twelve cents ($2.12) per share of Common Stock; provided, however, that such Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. No fractional shares of Common Stock will be issued; and a cash payment will be paid in lieu of any fractional shares in an amount equal to the same fraction of the last sale price of Common Stock (determined as provided in Paragraph 6(d)(iv)) at the close of business on the business day which immediately precedes the day of conversion.

               (c) Delivery of Certificates. Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed to the Corporation or in blank, at the office of the Transfer Agent or at such other place or places, if any, as the Board of Directors of the Corporation has designated, and shall give written notice to the Corporation at said office or place that he elects to convey the same and shall state in writing therein the name or names (with addresses) in which he wishes the certificate or certificates for Common Stock to be issued. The Corporation will, as soon as practicable thereafter, issue and deliver at said office or place to such holder of shares of Series A Preferred Stock, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Shares of Series A Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of the close of business on such date.

               (d) Adjustment of Conversion Price. The Conversion Price in effect at any time shall be subject to adjustment as follows:

                    (i) In case the Corporation  shall (A) declare a dividend on its Common stock in shares of its capital stock, (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation, but excluding a change in par value, or from par value to no par value, or from no par value to par value of Common Stock) any shares of its capital stock, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any share of Series A Preferred Stock surrendered for conversion after such time shall be entitled to receive the kind and amount of shares which he would have owned or have been entitled to receive had such share of Series A Preferred Stock been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

                    (ii) In case the Corporation  shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price (as defined in Paragraph 6(d)(iv) below) on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price shall be reduced by multiplying the Conversion Price by fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchaser would purchase at such Current Market Price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the date following the date fixed for such determination.

                    (iii) In case the Corporation shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) evidences of its indebtedness or assets (excluding dividends or other distributions paid out of earned surplus) or subscription rights or warrants (excluding those referred to in Paragraph 6(d)(ii) above), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price per share of Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive and described in a Board Resolution of the Corporation filed with the Transfer Agent) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price per share of Common Stock, such adjustment to become effective immediately prior to the opening of business of the day following the date fixed for the determination of stockholders entitled to receive such distribution.

                    (iv) For the  purpose of any  computation  under  Paragraphs
               6(d)(ii) and 6(d)(iii) above, the "Current Market Price" on any date shall be deemed to be the average of the daily closing prices per share of Common Stock for twenty (20) consecutive business days selected by the Corporation commencing thirty-five
               (35) business days before such date. The closing price for each day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the New York Stock Exchange, or, if Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which Common Stock is listed or admitted to trading or, if it is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc., selected from time to time by the Corporation for that purpose.

                    (v) All calculations under this Paragraph 6 shall be made to the nearest cent or the nearest one-hundredth (1/100) of a share, as the case may be.

                    (vi) In case of any consolidation or merger of the Corporation with or into any other corporation (other than a consolidation or merger in which the Corporation is the continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, the holder of each share of Series A Preferred Stock shall after such consolidation, merger, sale or transfer have the right to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such consolidation, merger, sale, or transfer if he had held the Common Stock issuable upon the conversion of such share of Series A Preferred Stock immediately prior to such consolidation, merger, sale or transfer.

                    (vii) In the  event  that at any  time,  as a  result  of an adjustment made pursuant to Paragraph 6(d)(i) above, the holder of any share of Series A Preferred Stock surrendered for conversation shall become entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any share of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Paragraphs 6(d)(i)-6(d)(vi), inclusive, above, and the provisions of this Paragraph 6 with respect to Common Stock shall apply on like terms to any such other securities.

                    (viii) No adjustment in the Conversion Price shall be required unless such adjustment would require a change of at least one percent (1%) in such price; provided, however, that any adjustments which by reason of this Paragraph 6(d)(viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

               (e) Certificate as to Adjustments. Whenever the Conversion Price is adjusted as herein provided:

                    (i) the  Corporation  shall  promptly file with the Transfer
               Agent for the Series A Preferred Stock a certificate of the treasurer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, including a statement of the consideration received or to be received by the Corporation for any shares of Common Stock issued or deemed to have been issued; and

                    (ii) a notice  stating  that the  Conversion  Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be required, and as soon as practicable after it is required, such additional notice shall be deemed to be required pursuant to this Paragraph 6(e)(ii) as of the opening of business on the tenth (10th) business day after such mailing and shall set forth the Conversion Price as adjusted at such opening of business, and upon the mailing of such additional notice no other notice need be given of any adjustment in the Conversion Price occurring at or prior to such opening of business and after the time that the next preceding notice given by mailing became required.

               (f) Notification of Certain Events. In case:

                    (i) the Corporation  shall authorize the distribution to all holders of its Common Stock of evidences of its indebtedness or assets (other than dividends or other distributions paid out of earned surplus); or

                    (ii) the  Corporation  shall  authorize  the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                    (iii) of any  reclassification of Common Stock (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

                    (iv)   of  the   voluntary   or   involuntary   dissolution,
               liquidation or winding up of the Corporation;

                    then, in each case, the Corporation  shall cause to be filed with the Transfer Agent and shall cause to be mailed, first class postage prepaid, to the holders of record of the outstanding shares of Series A Preferred Stock, at least ten (10) calendar days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

               (g) Reservation of Shares. The Corporation will at all times reserve, keep available and be prepared to issue, free from any preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Series A Preferred Stock. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, endeavor to amend its Articles of Incorporation to increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall be not sufficient to permit the conversion of all Series A Preferred Stock.

               (h) Issuance Taxes. The Corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or transfer and delivery of shares of Common Stock in a name other than that in which the share of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

               (j) Mandatory Conversion. If any Series A Preferred Stock is issued and outstanding on December 31, 2003, such Series A Preferred Stock, without any action on the part of the holder thereof, will be automatically converted into Common Stock on that date at the Conversion Rate on the above terms.

               (k) Cancellation. In the event any shares of Series A Preferred Stock shall be converted pursuant to this Paragraph 6 hereof, the shares of Series A Preferred Stock so converted shall be canceled and returned to the status of authorized and unissued shares of preferred stock, without any class designation.

               (l) Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation for the Series A Preferred Stock and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

               (m) Notices. Any notice to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

     Such resolution was signed by the Chairman of the Board and Chief Executive Officer and Secretary of the Corporation.

     IN WITNESS WHEREOF, we have executed this Certificate of Designation this ____ day of _______________, 1998.

                               INDIVIDUAL INVESTOR GROUP, INC.


                               By:
                               Jonathan L.  Steinberg,
                               Chairman of the Board and Chief Executive Officer


                               By:
                               Henry Clark,
                               Secretary


                                  Exhibit 3.1.4

                                November __, 1998


Great American Insurance Company
Great American Life Insurance Company
580 Walnut Street
Cincinnati, Ohio 45202

     Re: Individual Investor Group, Inc.

Gentlemen:

     We have acted as counsel for Individual Investor Group, Inc., a Delaware corporation ("Company"), in connection with the Company's issuance and sale of 5,000 shares of Series A Preferred Stock, par value $.01 per share, of the Company ("Preferred Stock") to each of Great American Insurance Company ("GAIC") and Great American Life Insurance Company ("GALIC"), upon the terms and subject to the conditions set forth in the Stock Purchase Agreement, dated November 30, 1998 ("Stock Purchase Agreement") between the Company, GAIC AND GALIC. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Stock Purchase Agreement. For purposes of the opinion expressed herein, we have examined, among other documents, the following documents:

          (1) executed copies of the Stock Purchase Agreement;

          (2) the Certificate of Incorporation of the Company as amended by the Certificate of Amendment, which includes the terms of the Preferred Stock ("Certificate");

          (3) the By-laws of the Company; and

          (4) the Certificate of Good Standing issued by the Secretary of State of the State of Delaware for the Company, dated ___________, 1998.


     We have also examined such other documents, and made such examinations of law, as we deem necessary as a basis for the opinions hereafter expressed. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies of original documents, and the authenticity and completeness of those latter documents. As to all questions of fact material to this opinion that have not been independently established, except as otherwise stated herein, we have relied upon certificates and inquiries of appropriate public officials, the officers of the Company, and upon the representations and warranties of the Company set forth in the Stock Purchase Agreement.

     We are members of the Bar of the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, any laws other than the law of the State of New York, the General Corporation law of the State of Delaware and the Federal law of the United States of America. Please be advised that when in the following opinion we have made statements as to "the best of our knowledge", it is intended to mean the actual knowledge of attorneys within our firm based on: (i) work performed on substantive aspects of this transaction or other matters which have come to their attention in the course of the representation of the Company and (ii) inquiries of, and consultations with, officers of the Company, and does not include matters as to which such attorneys could be deemed to have constructive knowledge. Nothing has come to our attention which leads us to question the accuracy of any information provided to us by the Company.

     Based upon the foregoing, we are of the opinion that:

          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          2. The execution, delivery and performance of the Stock Purchase Agreement has been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company or its stockholders are required. The Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights in general or general principles of equity. The Certificate has been duly authorized and upon filing of the Certificate with the Secretary of State of the State of Delaware, the Preferred Stock will be duly authorized.

          3. The shares to be issued, sold and delivered in accordance with the terms of the Stock Purchase Agreement for the consideration set out therein, will, upon issuance in accordance with the terms thereof, be duly and validly issued, fully paid and nonassessable, free of restrictions on transfer other than restrictions on transfer under the Stock Purchase Agreement and under applicable federal and state securities laws. The issuance of the shares of Preferred Stock to GAIC and GALIC pursuant to the Stock Purchase Agreement will comply with all applicable laws, including federal and state securities laws, and will not violate statutory preemptive rights or, to the best of our knowledge, similar contractual rights of any person. The common stock issuable upon conversion of the shares of Preferred Stock will be, upon issuance and delivery in accordance with the terms of the Certificate, duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Stock Purchase Agreement and under applicable federal and state securities laws. The issuance of the common stock upon conversion of the shares of Preferred Stock will comply with all applicable laws, including federal and state securities laws (assuming the accuracy of the representations of GAIC and GALIC set forth in the Stock Purchase Agreement as of the date of issuance of such common stock) and will not violate statutory preemptive rights, or to the best of our knowledge, similar contractual rights of any person.

          4. To the best of our knowledge, no consent, approval, qualification, order of authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required by or with respect to the Company in connection with the execution and delivery of the Stock Purchase Agreement, or the consummation by the Company of the transactions contemplated thereby, which has not already been obtained, except for filing an application for listing of additional shares with the NASDAQ Stock Market, any notices of sale required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, and such post closing filings as may be required under applicable state securities laws which will be timely filed within the applicable periods therefor.

     This opinion is being delivered to you pursuant to Section 3.1.4 of the Stock Purchase Agreement and may not be relied upon by any Person without this firm's prior written consent.

                                                     Very truly yours,







                                 Schedule 5.1.4


                                   INDIVIDUAL INVESTOR GROUP, INC. AND SUBSIDIARIES

                                        CONSOLIDATED CONDENSED BALANCE SHEETS
                                                   (UNAUDITED)


                                                              September 30,         December 31,
                     ASSETS                                        1998                 1997
                                                              ---------------      ----------------

Current assets:
    Cash and cash equivalents                                     $4,657,987            $3,533,622
    Marketable securities (Note 6)                                   518,392              -
    Accounts receivable (net of allowances of $336,964  in         2,511,571             2,993,299
              1998 and $533,693 in 1997)

    Investment in discontinued operations (Note 2)                   816,580             4,037,432

    Prepaid expenses and other current assets                        223,832               224,801

                                                              ---------------      ----------------
                Total current assets                               8,728,362            10,789,154

Deferred subscription expense                                        623,180               426,826
Property and equipment - net                                         419,529               556,070
Other assets                                                         385,727               384,917

                                                              ===============      ================
                Total assets                                     $10,156,798           $12,156,967
                                                              ===============      ================




                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                              $2,256,689            $2,093,987
    Accrued expenses                                                 778,230               803,502
    Deferred revenue                                                 167,034               343,250
                                                              ---------------      ----------------
                Total current liabilities                          3,201,953             3,240,739

Deferred subscription revenue                                      2,248,562             2,661,129

                                                              ---------------      ----------------
                Total liabilities                                  5,450,515             5,901,868
                                                              ---------------      ----------------

Stockholders' Equity:
    Preferred stock, $.01 par value, authorized 2,000,000 shares     -                     -
    Common stock, $.01 par value; authorized
       18,000,000 shares; issued and outstanding 8,490,851            84,908                71,461
       shares in 1998 and 7,146,071 shares in 1997

    Additional paid-in capital                                    24,899,068            19,514,363

    Accumulated deficit                                          (19,946,257)          (13,330,725)
    Accumulated other comprehensive loss (Note 6)                   (331,436)             -

                                                              ---------------      ----------------
                Total stockholders' equity                         4,706,283             6,255,099


                                                              ===============      ================
                Total liabilities and stockholders' equity       $10,156,798           $12,156,967
                                                              ===============      ================

See Notes to Consolidated Condensed Financial Statements









                INDIVIDUAL INVESTOR GROUP, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                   (UNAUDITED)

     1. BASIS OF PRESENTATION

          The consolidated condensed financial statements include the accounts of Individual Investor Group, Inc. and its subsidiaries (the "Company"). Such financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes as required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report for the year ended December 31, 1997 on Form 10-KSB.

     2. DISCONTINUED OPERATIONS

          On April 30, 1998 the Company's Board of Directors decided to discontinue the Company's investment management services business. A wholly owned subsidiary of the Company, WisdomTree Capital Management, Inc. ("WTCM"), serves as general partner of (and is an investor in) a domestic private investment fund. The Company is also a limited partner in the fund. As a result of the Board's decision, WTCM is dissolving the domestic investment fund, liquidating its investments and distributing the net assets to all investors as promptly as possible. In July 1998 the fund distributed $19,682,415 to its partners in cash and securities. In October 1998 the fund distributed additional funds totaling approximately $4,500,000 in cash to its partners. The remainder of the net assets will be distributed as soon as the investments held by the fund are liquidated. The operating results relating to investment management services have been segregated from continuing operations and reported as a separate line item on the statement of operations. As a result the Company has restated its financial statements for the corresponding periods of the prior year.

     Operating results from discontinued operations are as follows:

                                                       Three Months Ended               Nine Months Ended
                                                           September 30,                   September 30,
                                                        1998            1997            1998           1997

     Investment management services revenues        $       -      $   141,999      $  137,183     $  439,191
     Net (depreciation) appreciation in fund                -        1,371,887        (276,497)      (159,283)
     Operating expenses                                     -          (40,662)        (50,315)      (194,580)
                                                  ============== ================ ============== ===============
    (Loss) income from discontinued operations              -       $1,473,224       ($ 189,629)    $  85,328
                                                  ============== ================ ============== ===============


     Loss on disposal of discontinued operations totaled $145,291 and $591,741 for the three and nine months ended September 30, 1998, respectively. Under generally accepted accounting principles, loss on disposal of discontinued operations includes actual losses from the date the Board resolved to discontinue the investment management services operations plus a provision for additional losses based on management's best estimate of the amount to be realized on dissolution of the fund, including applicable severance and legal fees. Additional losses were incurred in the third quarter as a result of changes in the market value of the fund's investments.

     The fair market value of the Company's investment in the discontinued operations decreased from $4,037,432 at December 31, 1997 to $816,580 at September 30, 1998. The net depreciation in the Company's investment for the three and nine months ended September 30, 1998 was $168,799 and $927,054, respectively. In July 1998 the Company received $2,293,799 of its investment, including cash of $1,443,997 and securities of $849,822 (valued as of June 30, 1998). In October 1998 the Company received an additional $524,432 in cash from the fund. No assurance can be given that the Company will realize any further amount with respect to its investment in the domestic fund. Moreover, the securities received by the Company in July 1998 suffered a material decline in value between June 30, 1998 and September 30, 1998, and subsequently through the date of this Report. There can be no assurance that such securities will not suffer further material declines in value.

     Selected unaudited financial information for the fund as of September 30, 1998 and December 31, 1997 is as follows:

                                      September 30,                 December 31,
                                          1998                           1997

Assets (at fair value)                  $ 7,195,281                  $71,245,441
Liabilities                                 188,459                   32,104,302
Partners' capital                         7,006,822                   39,141,139

     The net losses for the fund for the three and nine months ended September 30, 1998 totaled $1,448,415 and $7,954,776, respectively, as compared to a net gain of $16,544,302 and $3,242,622 for the corresponding periods in 1997.

     The Company, through WTCM, also provides investment management services to an offshore private investment fund. On May 21, 1998 the sole voting shareholder of the offshore fund, in consultation with WTCM, resolved to wind up the fund and appointed a liquidator to distribute the assets of the fund to its investors in accordance with Cayman Islands law. In July 1998 approximately 55% of the net assets of the offshore fund were distributed in cash to its investors. The remainder of the net assets will be distributed promptly following the liquidation of the investments held by the fund. The Company has no investment in the offshore fund.

     WTCM is also entitled to receive a special allocation equal to 20% of the net income, if any, of each of the funds (not including income earned on its own investment with respect to the domestic fund), subject to certain limitations, calculated at each funds' year-end, which is December 31st for the domestic fund and June 30th for the offshore fund. The amount of the special allocation for the offshore fund for the year ended June 30, 1998 was $109,319. The Company does not expect to receive a special allocation during 1998 from the domestic fund based on the negative performance of that fund to date.

     3. STOCK OPTIONS

     During the three and nine months ended September 30, 1998, the Company granted 563,000 and 751,000 options, respectively, to purchase the Company's Common Stock; 84,938 options were exercised year to date providing proceeds of $398,152 (none were exercised in the third quarter); and 112,500 and 534,310 options were canceled, respectively. Of the total options granted in the third quarter, 250,500 were under the Company's stock option plans and 312,500 were outside the Company's plans, all of which expire at various dates through September 2008.

     4. LOSS PER COMMON SHARE

     Net loss per basic and dilutive common share for the three and nine month periods ended September 30, 1998 and 1997, respectively, were computed using the weighted average number of common shares outstanding during each period. The exercise of stock options and warrants were not assumed in the computation of loss per common share, as the effect would have been antidilutive. Previously reported net loss per share amounts are the same as required by the adoption of Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings Per Share," which became effective in the fourth quarter of 1997.

     5. SALE OF COMMON STOCK

     On June 26, 1998 the Company entered into a Stock Purchase Agreement with Wise Partners, L.P. providing for the sale of 1,259,842 shares of Common Stock for an aggregate purchase price of $5,000,000, which was based on the closing "ask" price of the common stock on June 25, 1998. Wise Partners; L.P. is a limited partnership of which the Chief Executive Officer of the Company, Jonathan L. Steinberg, is the General Partner.

     6. OTHER COMPREHENSIVE INCOME

     During the year, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires the disclosure of comprehensive income, defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

     Comprehensive loss for the three and nine months ended September 30, 1998 and 1997, respectively, is presented in the following table:


                                   Three Months Ended       Nine Months Ended
                                       September 30,           September  30,
                                     1998       1997        1998         1997

Net loss                        $(1,476,271) $(34,507) $(6,615,532) $(3,769,195)

Accumulated other comprehensive loss:

 Unrealized loss on securities     (331,436)      -       (331,436)        -
                                ===========  ==========  ==========  ===========
Total comprehensive loss         $(1,807,707) $(34,507) $(6,946,968) (3,769,195)
                                ===========  ==========  ==========  ===========